Exhibit 99.1

AltiGen Reports 20% Sequential Revenue Growth and Improved Gross Profit
Margins for Fourth Quarter of Fiscal 2009

San Jose, CA – November 18, 2009 - AltiGen Communications, Inc. (NASDAQ: ATGN), a leading provider of 100 percent Microsoft-based VoIP business phone systems and call center solutions, today reported financial results for its fiscal 2009 fourth quarter and year ended September 30, 2009.

Fourth Quarter Financial Highlights:
•	Revenue increased 20% sequentially to $4.9 million
•	Gross margins improved 3% sequentially to 65.1%
•	Net loss decreased 23% sequentially to $729,000, or a loss of $0.05 per share
•	P&L cash loss in the quarter decreased to approximately $150,000

Gilbert Hu, AltiGen’s CEO, stated, “We achieved sequential revenue growth for a second consecutive quarter, reflecting the traction we are gaining with the growing number of larger system opportunities in our business pipeline and the benefit of an improving economy.  In addition, service plan revenue grew 12% sequentially and we ended the quarter with $2.2 million in deferred revenue.  We continue to execute our strategy of moving upstream in the market and believe we are well positioned with our enterprise level products that enhance Microsoft’s Unified Communications solution.”

Jeremiah Fleming, AltiGen's President and COO, stated, “We achieved a number of significant milestones during the quarter, as we laid out in our strategic growth plan.  Most notably, we expanded our distribution agreement with Fiserv to enable them to sell our complete suite of Unified Communications solutions to their banking customers, in addition to their credit union customers.  In fact, revenue in the quarter from Fiserv increased 86% over the preceding quarter.  Furthermore, during the quarter, AltiGen became the first vendor to achieve certification as both a gateway and call center solution for Microsoft Office Communications Server (OCS).  This is a significant step that enables us to formally engage with Microsoft’s field sales force in order to drive business into their growing OCS customer base.

“Last month, we introduced our MaxCommunications Server (MaxCS) 6.5, which offers significantly enhanced security, scalability and support for a variety of 3rd party SIP phones.  MaxCS 6.5 now positions us for even greater traction with those larger enterprises seeking a complete, software-based Unified Communications solution.  As a result of these accomplishments, we saw improved sales momentum during the quarter and continued progress engaging larger resellers and customers, as evidenced by the signing of new strategic reseller partners such as PC Mall and Telecom Italia, as well as larger customers including General Motors de Mexico and BUYSEASONS.”

Revenue for the fiscal 2009 fourth quarter was $4.9 million, compared to revenue of $5.1 million in the fourth quarter a year ago and up 20% sequentially from $4.1 million in the preceding quarter. Gross margin in the fourth quarter improved to 65.1%, compared to 58.4% a year ago and 62.4% in the preceding quarter. Operating expenses totaled $3.9 million, compared to $3.9 million a year ago and $3.5 million in the preceding quarter.

Net loss for the fourth quarter of fiscal 2009 was $729,000, or a loss of $0.05 per share, compared to a net loss of $810,000, or a loss of $0.05 per share, in the fourth quarter a year ago and a net loss of $945,000, or a loss of $0.06 per share, in the preceding quarter. Total cash and cash equivalents at September 30, 2009 were $7.4 million, unchanged from June 30, 2009.

Phil McDermott, AltiGen's CFO, stated, “Total systems shipments in the fourth quarter increased 6.5% over the preceding quarter.  Sales of large systems grew 31% sequentially to increase as a percentage of overall revenue.  The continued improvement in margin in the fourth quarter reflects the more favorable product mix of larger systems along with increased service plan revenue.”

For the fiscal 2009 full-year, revenue was $17.4 million, compared to $18.9 million for fiscal 2008.  Net loss for fiscal 2009 was $4.7 million, or a loss of $0.30, compared to a net loss of $3.9 million, or a loss of $0.25 per share, for fiscal 2008.

Earnings Conference Call
AltiGen will conduct a conference call with investment professionals at 2:00 p.m. Pacific Time (5:00 p.m. ET) today, November 18, 2009 to discuss AltiGen's results of operations for the fiscal 2009 fourth quarter and year.  Dial (800) 862-9098 (domestic) or (785) 424-1051 (international) to listen in to the call. The conference call ID is "AltiGen." A live webcast will also be made available at www.altigen.com. A telephonic replay will be available approximately one hour after the call through November 20, 2009. To access the replay, dial (800) 695-0715 or (402) 220-1423. A web archive will be made available at www.altigen.com for 90 days following the call's conclusion.

About AltiGen Communications
AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of 100 percent Microsoft-based VoIP business phone systems and Unified Communications solutions. Having more than 10,000 customers around the world, AltiGen solutions are designed for high reliability, ease of use, seamless integration to Microsoft infrastructure technologies, and are built on a scalable, open standards platform. AltiGen’s worldwide headquarters is in Silicon Valley, California, with international operations based in Shanghai, China. Local sales, service and support are provided by AltiGen’s worldwide network of over 300 certified partners. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of AltiGen’s Voice over IP telephone and call center systems, its ability to continue to grow its overall revenue along with its Fiserv revenue and increase its larger systems sales,  AltiGen’s ability to successfully integrate with Microsoft’s OCS in both a call center environment and as a gateway, and the successful introduction of its MaxCommunications Server 6.5 solution.  These statements reflect management's current expectation.  However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history.  For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q.  All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

Contacts:

Phil McDermott Chief Financial Officer AltiGen Communications (408) 597-9000 x161 pmcdermott@altigen.com	Todd Kehrli or Jim Byers Investor Relations MKR Group, Inc. (323) 468-2300 atgn@mkr-group.com

AltiGen Communications, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	September 30		September 30
	FY 2009	FY 2008	FY 2009	FY 2008
Net Revenue	$4,866	$5,113	$17,385	$18,897
Gross profit	3,167	2,985	10,781	10,838

Research and development	1,329	1,129	4,924	4,216
Selling, general & administrative	2,575	2,746	10,691	10,874

Operating loss	(737)	(890)	(4,834)	(4,252)

Interest and other income,net	8	80	109	315

Net loss before tax	(729)	(810)	(4,725)	(3,937)

Provision for income tax	-	-	(15)	-

Net loss after tax	$(729)	$(810)	$(4,710)	$(3,937)

Basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.30)	$(0.25)

Weighted average shares outstanding	16,137	15,777	15,937	15,745

Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30, 2009	September 30, 2008

Cash and cash equivalents	$7,397	$9,467
Short-term investments	-	400
Accounts receivable, net	1,545	2,423
Inventories	1,266	1,594
Other current assets	128	176
Net property and equipment	501	423
Other long-term assets	494	293
Total Assets	$11,331	$14,776

Current liabilities	$5,342	$5,374
Long-term liabilities	232	105
Stockholders' equity	5,757	9,297

Total Liabilities and Stockholders' Equity	$11,331	$14,776